AMENDMENT #1 TO SUB-ADVISORY AGREEMENT

THIS AMENDMENT #1 (“Amendment”) to the Sub-Advisory Agreement (“Agreement”) dated July 1, 2005, by and between Mercer Global Investments, Inc., a Delaware Corporation (the “Advisor”) and Wells Capital Management Incorporated, a California corporation (the “Sub-Advisor”), is made effective this 8th day of February, 2007.

RECITALS

WHEREAS, the Sub-Advisor manages an allocated portion of the assets of MGI US Small/Mid Cap Value Equity Fund, a series of the MGI Funds (the “Trust”) under the Agreement.

WHEREAS, the Agreement provides that the parties may mutually agree to supplement or amend any provision of the Agreement and the Sub-Advisor and the Advisor wish to amend the Agreement;
AGREEMENT

NOW THEREFORE, in consideration of the promises and mutual agreements set forth herein, the parties hereby agree to amend the Agreement, as follows:

1.	Exhibit A, the Fee Schedule of the Agreement is hereby deleted in its entirety and replaced with Exhibit A to this Amendment.

2.	All other terms and provisions of the Agreement shall remain in full force and effect, except as modified hereby.

Mercer Global Investments, Inc.	Wells Capital Management Incorporated
By: /s/ Ravi Venkataraman Name: Ravi Venkataraman Title: Chief Investment Officer	By: /s/ Mark D. Cooper Name: Mark D. Cooper Title: Senior Portfolio Manager

EXHIBIT A

SUB-ADVISORY AGREEMENT

BETWEEN

MERCER GLOBAL INVESTMENTS, INC.
AND
WELLS CAPITAL MANAGEMENT INCORPORATED

February 8, 2007

MGI US SMALL/MID CAP VALUE EQUITY FUND

Sub-Advisor Investment Management Fees

Fee Schedule

As compensation for the Sub-Advisor’s services hereunder, the Sub-Advisor shall be paid by the Advisor a monthly fee, payable in arrears, based upon daily net assets managed by the Sub-Advisor during the period, calculated pursuant to the following schedule:

Annual Fee   Net Value of Assets

0.90%    On the first $20 million

0.75%    On all assets over $20 million